United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 22, 2024

Date of Report (date of earliest event reported)

Limoneira Company

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34755	77-0260692
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1141 Cummings Road

Santa Paula, CA 93060

(Address of Principal Executive Offices) (Zip Code)

(805) 525-5541

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	LMNR	The NASDAQ Stock Market LLC (NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Transaction Bonus Agreements

On August 22, 2024, the Board of Directors (the “Board”) of Limoneira Company, a Delaware corporation (the “Company”) approved, and the Company entered into, transaction bonus agreements (the “Transaction Bonus Agreements”) with each of the Company’s executive officers who were identified as “Named Executive Officers” (the “NEOs”) in the Company’s proxy statement filed with the Securities and Exchange Commission on February 12, 2024 (Harold Edwards, Chief Executive Officer and Mark Palamountain, Executive Vice President, Chief Financial Officer and Treasurer).

The Transaction Bonus Agreements provide that each NEO will receive a bonus (a “Transaction Bonus”), payable in one lump sum, if the NEO is employed on the closing date of a transaction (a “Transaction”) resulting in (i) the sale, lease, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of eighty percent (80.0%) or more of the assets of the Company to any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended); (ii) any person or group becoming the beneficial owner of more than 50% of the total voting power of the Company; or (iii) a change in the majority of the Board in office during any period of two consecutive years during the term of the Transaction Bonus Agreements. The Transaction Bonus Agreements further provide that if the NEO is terminated without cause (as defined the Transaction Bonus Agreements) within one hundred eighty (180) days of the closing of a Transaction, the NEO will remain eligible to receive the Transaction Bonus. If the NEOs are terminated (i) by the Company for Cause, (ii) by the Company without cause and the closing date of the Transaction occurs after one hundred eighty (180) days following separation from service, or (iii) by the NEO for any reason prior to the closing date, the NEO’s eligibility to receive the Transaction Bonus will be cancelled and forfeited in all respects.

The Transaction Bonus Agreement between the Company and Mr. Edwards provides for a base amount of $3,750,000 provided that the price per share of Company common stock received in any Transaction is at least $28.00 per share (the “Base Share Price”). Mr. Edwards will receive a greater Transaction Bonus for any increase in share price above the Base Share Price in $0.25 increments up to, but not including $40.00 per share (the “Target Share Price”), pursuant to Exhibit A of the Transaction Bonus Agreement filed hereto as Exhibit 10.1. If the price per share is equal to the Target Share Price, Mr. Edwards will receive a Transaction Bonus of $5,250,000 (the “Edwards Target Transaction Bonus Amount”). For every $1.00 increase above the Target Share Price, the Edwards Target Transaction Bonus Amount will be increased by $62,500.

The Transaction Bonus Agreement between the Company and Mr. Palamountain provides for a base amount of $2,225,000 provided that the price per share of Company common stock received in any Transaction is at least equal to the Base Share Price. Mr. Palamountain will receive a greater Transaction Bonus for any increase in share price above the Base Share Price in $0.25 increments up to, but not including the Target Share Price, pursuant to Exhibit A of the Transaction Bonus Agreement filed hereto as Exhibit 10.2. If the price per share is equal to the Target Share Price, Mr. Edwards will receive a Transaction Bonus of $3,150,000 (the “Palamountain Target Transaction Amount”). For every $1.00 increase above the Target Share Price, the Palamountain Target Transaction Bonus Amount will be increased by $37,500.

If the Transaction Bonuses become payable, the NEOs will lose their eligibility to receive any Strategic Special Projects Bonuses pursuant to the Retention Bonus Agreements, dated October 26, 2022, between the NEOs and the Company. If any Strategic Special Projects Bonuses are paid during the term of the Transaction Bonus Agreements, any Transaction Bonuses that become payable to the NEOs will be reduced by the amount of the Strategic Special Projects Bonuses.

The Transaction Bonus Agreements contain customary terms and conditions for the treatment of excise tax payments under Section 4999 of the Internal Revenue Code of 1986, as amended.

The foregoing description of the Transaction Bonus Agreements is qualified in its entirety by reference to the Transaction Bonus Agreements, which are included herewith as Exhibit 10.1 and Exhibit 10.2 and are incorporated into this Item 5.02 by reference.

Item 9.01 Financial Statements and Exhibits

10.1	Transaction Bonus Agreement, dated August 22, 2024, between Harold Edwards and Limoneira Company.

10.2	Transaction Bonus Agreement, dated August 22, 2024, between Mark Palamountain and Limoneira Company.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 22, 2024	LIMONEIRA COMPANY

	By:	/s/ Mark Palamountain
Mark Palamountain
Executive Vice President, Chief Financial Officer, and Treasurer